Exhibit 23.1

Consent of Independent Auditor

We hereby consent to the incorporation by reference in the Registration Statements of Wheeler Real Estate Investment Trust, Inc., on Form S-11 (Nos. 333-189887, 333-194831, 333-195492, 333-198245 and 333-198696) and Form S-3 (Nos.  333-193563 and 333-194252) of our report dated January 9, 2015, with respect to the Combined Balance Sheet, Combined Statement of Revenues and Certain Operating Expenses, Combined Statements of Equity and Combined Statements of Cash Flows of the Operating Companies for the year ended December 31, 2013, which report appears in the accompanying Current Report on Form 8-K/A of Wheeler Real Estate Investment Trust, Inc.

/s/ Cherry Bekaert LLP
Virginia Beach, Virginia
January 9, 2015